FORM 4
           U.S. SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC 20549
        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
          Filed pursuant to Section 16(a) of the Securities
          Exchange Act of 1934, Section 17(a)
          of the Public Utility Holding Company Act of 1935
or
          Section 30(f) of the Investment Company Act of
1940

                    Check this box if no
               longer subject to
               Section 16.  Form 4 or Form 5
               obligations may continue.  See
               Instruction 1(b).

1.   Name and Address of Reporting Person

     Helland, Jr.        George    A.
     (Last)              (First)
(Middle)

     NS Group, Inc.
             530 West Ninth Street
     (Street)

     Newport        Kentucky  41071
     (City)              (State)        (Zip)

2.   Issuer Name and Ticker or Trading Symbol
     NS Group, Inc.  (NSS)

3.   IRS Identification Number of Reporting
Person, if an
     Entity (Voluntary)

4.   Statement for Month/Year
     10/00

5.   If Amendment, Date of Original
(Month/Year)

6.   Relationship of Reporting Person to
Issuer
     (Check all applicable)

          X    Director
               Officer (give title)
               10% Owner
               Other (specify)

7.   Individual or Joint/Group Filing (Check
applicable
     line)
     X    Form filed by one Reporting Person
          Form filed by more than one
Reporting Person

Table I - Non-Derivative Securities Acquired,
Disposed of, or Beneficially Owned

1.   Title of Security (Instr. 3)
     Common Stock

2.   Transaction Date (Month/Day/Year)
     10/18/00

3.   Transaction Code (Instr. 8)

     Code           V
     P              V

4.   Securities Acquired (A) or Disposed of (D)
(Instr. 3,
     4 and 5)

     Amount              (A) or (D)
Price
     3,000 shares                   (A)
     $8.83/share


5.   Amount of Securities Beneficially Owned at
End of Month
     (Instr. 3 and 4)
     3,000

6.   Ownership Form:  Direct (D) or Indirect (I)
(Instr. 3
     and 4)
     D

7.   Nature of Indirect Beneficial Ownership
(Instr. 4)

Table II  --  Derivative Securities Acquired,
Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options,

convertible securities)

1.   Title of Derivative Security (Instr. 3)

2.   Conversion or Exercise of Price of

Derivative Security

3.   Transaction Date (Month/Day/Year)

4.   Transaction Code (Instr. 8)

5.   Number of Derivative Securities Acquired
(A) or
     Disposed of (D) (Instr. 3,4, and 5)


6.   Date Exercisable and Expiration Date
     (Month/Day/Year)

     Date Exercisable         Expiration Date









7.   Title and Amount of Underlying Securities
     (Instr. 3 and 4)

  Title                    Amount or Number of
                     Shares

8.   Price of Derivative Security (Instr. 5)


9.   Number of Derivative Securities
Beneficially
     Owned at End of Month (Instr. 4)

10.  Ownership Form of Derivative Security:
Direct (D)
     or Indirect (I)  (Instr. 4)

11.  Nature of Indirect Beneficial Ownership
(Instr. 4)

/s/  George A. Helland, Jr.             October
27, 2000

Signature of Reporting Person           Date
Explanation of Responses: